EXHIBIT 99.1

Suntron Corporation Reports Fourth Quarter and 2004 Year End Results

PHOENIX, AZ — March 10, 2005- Suntron Corporation (NASDAQ: SUNN), a leading provider of integrated electronics manufacturing solutions, today reported revenue and operating results for the fourth quarter and year ended December 31, 2004. The Company reported net sales of $115.8 million and a net loss of $1.3 million (a loss of $0.05 per share) in the fourth quarter and net sales of $475.4 million and a net loss of $4.5 million (a loss of $0.16 per share) for the full year.

Net sales for the fourth quarter of 2004 were $115.8 million, a 47% increase from the $78.6 million reported in the fourth quarter of 2003. Net sales for fiscal year 2004 were $475.4 million, a 52% increase from the $313.2 million reported for fiscal year 2003. Net sales increased in the fourth quarter of 2004 compared to 2003 due to increased demand in our targeted end market segments of semiconductor capital equipment, aerospace and defense, industrial and medical. Semiconductor capital equipment was the fastest growing segment, followed by industrial then aerospace and defense. Sequentially, fourth quarter net sales decreased $12.7 million, or 10%, from $128.5 million reported in the third quarter of 2004, primarily due to lower demand in the semiconductor capital equipment sector.

Gross profit for the fourth quarter of 2004 was $6.5 million (5.6% of net sales), an improvement of $5.4 million as compared to $1.1 million for the fourth quarter of 2003. Gross profit for fiscal year 2004 was $25.9 million, an improvement of $34.3 million compared to negative gross profit of $8.4 million in 2003. The improvement in gross profit for the fourth quarter of 2004 and the 2004 fiscal year were positively impacted by net sales growth that resulted in improved capacity utilization and operating leverage. The Company also experienced a reduction in depreciation expense of $3.0 million for the fourth quarter of 2004 compared to 2003, and $10.8 million for fiscal year 2004 compared to 2003. Gross profit for the fourth quarter of 2003 included a net benefit of $4.4 million, primarily from the reversal of an accrual due to the early termination of an operating lease. Gross profit for fiscal year 2003 includes a net restructuring benefit of $2.0 million, while the results for 2004 include restructuring charges of $0.3 million.

Selling, general and administrative expense (SG&A) declined as a percentage of sales from 8.0% in the fourth quarter of 2003 to 5.7% in the fourth quarter of 2004. SG&A was $6.6 million in the fourth quarter of 2004, an increase of $0.3 million as compared to $6.3 million in the fourth quarter of 2003. SG&A for fiscal year 2004 was $24.4 million, an increase of $1.8 million compared to $22.6 million for fiscal year 2003.

Operating loss for the fourth quarter of 2004 was $0.4 million, an improvement of $5.1 million as compared to an operating loss of $5.5 million for the fourth quarter of 2003. Operating loss for fiscal year 2004 was $0.3 million, an improvement of $31.6 million compared to an operating loss of $31.9 million for fiscal year 2003. The improvement in operating loss was primarily due to increased absorption of our fixed costs driven by our strong sales growth, partially offset by an increase in SG&A expenses.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2004 was $2.0 million (1.7% of net sales), an improvement of $2.1 million as compared to EBITDA of negative $0.1 million for the fourth quarter of 2003. EBITDA for fiscal year 2004 was $10.7 million, an improvement of $20.2 million compared to EBITDA of negative $9.5 million for fiscal year 2003. The factors positively impacting operating loss were also primarily responsible for the improvement in EBITDA.

Net loss for the fourth quarter of 2004 was $1.3 million, an improvement of $4.8 million as compared to a net loss of $6.1 million for the fourth quarter of 2003. Net loss for fiscal year 2004 was $4.5 million, an improvement of $29.8 million compared to $34.3 million for fiscal year 2003. The improvement in our net loss was primarily attributable to the higher gross profit discussed previously, partially offset by higher SG&A and interest expense.

Basic and diluted loss per share (EPS) for the fourth quarter of 2004 was a loss of $0.05 per share, an improvement from the loss of $0.22 per share for the fourth quarter of 2003. Basic and diluted EPS for fiscal year 2004 was a loss of $0.16 per share, a significant improvement over the loss of $1.25 per share in fiscal year 2003.

Cash flow from operating activities for the fourth quarter was $5.1 million, a sequential improvement of $7.5 million as compared to $2.4 million of negative operating cash flow recognized in the third quarter of 2004. The primary reason for the improvement in operating cash flow in the fourth quarter of 2004 was a decrease in inventories and receivables, partially offset by a reduction in accounts payable. At year-end, the Company had debt outstanding of $59.1 million as compared to $61.6 million at the end of the third quarter of 2004.

In the fourth quarter of 2004, Suntron announced that Applied Materials, one of its principal customers, decided to transition substantially all of its current Suntron business to alternative contract manufacturers. Suntron has had an ongoing dispute with Applied Materials with regard to Applied’s non-payment related to its contractual obligations for excess and obsolete materials. By year-end the Company had fulfilled its obligations under substantially all purchase orders placed by Applied Material. The Company expects that net sales to Applied Materials will be approximately $2.0 million for the first quarter of 2005 down from $26.4 million in the fourth quarter of 2004.

“We are pleased to announce that we achieved our anticipated results, as expressed during last quarter’s earnings call, but our performance continues to reflect the overall softness we have seen in our end markets, particularly semiconductor capital equipment,” stated James Bass, Suntron’s president and chief executive officer. “However, we have renewed our focus on the addition of new customers in each of our target markets, and we believe that we will continue to be successful in this area in 2005,” said Mr. Bass.

“On the whole, Suntron exhibited a dramatic improvement in financial performance over 2003, but we will continue to work to improve margins and profitability. As we have stated previously, we are focused on asset management and reducing costs, especially during the cyclical slowdowns that occur in some of our targeted industries,” said Mr. Bass.

“As we look ahead to the first quarter, we expect net sales will be between $80.0 million and $85.0 million which is approximately 15% to 20% lower than the first quarter of 2004, and approximately 25% to 30% lower than the fourth quarter of 2004,” said Mr. Bass. “The expected reduction in our net sales is the result of a continued downturn in the semiconductor capital equipment sector, the loss of Applied Materials as a customer and flat demand in the other industries that we serve. As a result, we expect a net loss of $0.18 to $0.22 per share in the first quarter of 2005. Due to our proactive efforts to address the weakness in end-market demand and our focus on asset management, we expect to have positive cash flow from operations in the first quarter as we reduce working capital from the level that was required to support significantly higher net sales in the third and fourth quarters of 2004,” said Mr. Bass.

”We remain committed to our high-mix manufacturing model and believe Suntron is uniquely positioned to service customers that require complex manufacturing solutions in the aerospace and defense, semiconductor capital equipment, industrial and medical markets. Our management team is committed to the success of Suntron and remains focused on exceeding customer expectations, continuously improving operational performance and creating shareholder value. We will accomplish these objectives as we continue to support our customers’ successes while improving our business performance,” concluded Mr. Bass.

About Suntron Corporation
Suntron delivers complete manufacturing services and solutions to support the entire life cycle of complex products in the semiconductor capital equipment, aerospace and defense, medical and industrial markets. Headquartered in Phoenix, Arizona, Suntron operates seven full-service, manufacturing facilities and two quick-turn manufacturing facilities in North America. Suntron is involved in printed circuit card assembly, cable and harness production, product design, engineering services, and full systems integration and test. The Company has approximately 1,900 employees and contract workers.

Income Statement Summary
(In Thousands, Except Per Share Amounts)

	Q4	Q3	Q4	Year Ended December 31:
	2003	2004	2004	2003	2004
Net Sales	$78,584	$128,542	$115,794	$313,231	$475,388
Gross Profit (Loss)	1,056	7,629	6,524	(8,368)	25,872
SG&A Expense	6,318	5,762	6,596	22,648	24,361
Operating Income (Loss)	(5,522)	1,397	(363)	(31,890)	(324)
Net Income (Loss)	(6,111)	110	(1,299)	(34,288)	(4,457)
Earnings (Loss) Per Common Share	(0.22)	0.00	(0.05)	(1.25)	(0.16)

Selected Financial Data
(In Thousands)

	Q4	Q3	Q4	Year Ended December 31:
	2003	2004	2004	2003	2004
EBITDA	$(65)	$3,567	$1,965	$(9,459)	$10,724
Cash Flow Provided (Used) by Operating Activities	(838)	(2,396)	5,067	(19,768)	(22,774)
Restructuring Benefit (Charges):
Included in Cost of Goods Sold	4,382	(50)	(129)	1,998	(298)
Other	(73)	(282)	(104)	(124)	(1,085)
Working Capital (End of Period)	49,378	17,390	17,153	49,378	17,153

Net Sales by Industry

	Q4	Q3	Q4	Year Ended December 31:
	2003	2004	2004	2003	2004
Semiconductor Capital Equipment	30%	39%	37%	24%	39%
Aerospace and Defense	29%	23%	23%	33%	24%
Industrial	24%	25%	27%	25%	25%
Medical	4%	4%	3%	3%	3%
Networking/Telecom	13%	9%	10%	15%	9%

Total	100%	100%	100%	100%	100%

The primary measure of our operating performance is net income (loss). However, the Company’s lenders and many investment analysts believe that other measures of operating performance are relevant. One of these alternative measures is Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”). Management emphasizes that EBITDA is a non-GAAP measurement that excludes many significant items that are also important to understanding and assessing Suntron’s financial performance. Additionally, in evaluating alternative measures of operating performance, it is important to understand that there are no standards for these calculations. Accordingly, the lack of standards can result in subjective determinations by management about which items may be excluded from the calculations, as well as the potential for inconsistencies between different companies that have similarly titled alternative measures. In order to illustrate our EBITDA calculations, we have provided the details of the calculation as follows:

Calculation of EBITDA
(In Thousands)

	Q4	Q3	Q4	Year Ended December 31:
	2003	2004	2004	2003	2004
Net Income (Loss)	$(6,111)	$110	$(1,299)	$(34,288)	$(4,457)
Interest Expense	755	991	1,045	2,696	3,982
Income Tax Expense	—	—	—	—	—
Depreciation and Amortization	5,291	2,466	2,219	22,133	11,199

EBITDA	$(65)	$3,567	$1,965	$(9,459)	$10,724

Balance Sheet Summary – At End of Year
(In Thousands)

	2002	2003	2004
Cash and Equivalents	$1,621	$26	$14
Trade Receivables, Net	29,161	34,390	50,435
Inventories, Net	67,381	61,391	79,202
Other Current Assets	1,860	3,366	1,122
Property, Plant & Equipment, Net	61,906	43,494	35,388
Goodwill	6,964	9,627	10,915
Other Assets	3,323	2,352	3,033

Total Assets	$172,216	$154,646	$180,109

Accounts Payable	$32,550	$32,858	$35,757
Accrued Liabilities	17,101	16,896	14,441
Outstanding Checks in Excess of Cash	—	41	4,294
Bank Debt	10,856	34,011	59,128
Other Long-term Liabilities	7,698	891	675
Stockholders’ Equity	104,011	69,949	65,814

Total Liabilities and Stockholders’ Equity	$172,216	$154,646	$180,109